UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Walt Disney Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On March 1, 2012, The Walt Disney Company issued the following statement:

Disney fundamentally disagrees with certain of ISS’s recommendations, which are based on both flawed premises and methodology. The Company’s Board of Directors adheres to a rigorous performance test for compensation, and the Company’s tremendous performance under Bob Iger is evident. Disney had record financial performance in Fiscal Year 2011 and its total shareholder return is more than four times greater than that of the S&P 500 during Mr. Iger’s more than six years of leadership. After careful and considered deliberation, the Board took action to secure Mr. Iger’s leadership through his expected retirement in 2016 to provide for an effective, seamless succession and management transition and continuity of the Company’s proven strategy. In addition, the board will appoint an independent lead director with duties and responsibilities that, ironically, exceed in scope those recommended by ISS.